EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contacts:               Anu Ahluwalia                      Pat Hedley

                               NYMEX                                General Atlantic

                               (212) 299-2439                     (203) 629-8658

NYMEX ANNOUNCES REVISED TERMS FOR PROPOSED 10% EQUITY INVESTMENT BY GENERAL ATLANTIC IN NYMEX

NEW YORK, February 7, 2006 -- NYMEX Holdings, Inc. (NYMEX) announced that its Board of Directors has approved today revisions to the definitive agreement by which General Atlantic LLC (GA) will invest in a 10% equity stake in NYMEX.  Under the revised terms of the transaction, GA will invest $160 million for a 10% equity position in NYMEX, valuing NYMEX's equity at $1.6 billion post-investment.  This and other key provisions of the revised definitive agreement are outlined below.

"We have conducted a thorough review of a wide range of strategic options and have listened carefully to our members and shareholders over the past year," said Mitchell Steinhause, Chairman of NYMEX.  "Our revised definitive agreement underscores our belief that General Atlantic continues to be the best partner to help us make NYMEX more valuable through an IPO later this year and over the long-term.  The proposed investment is a solid opportunity for all of our members and shareholders, and I look forward to working with all of them to move the Exchange forward."

"We remain excited about the opportunity to invest in NYMEX and form a long term partnership," said Bill Ford, President of General Atlantic, who will join the NYMEX Board of Directors upon completion of the transaction.  "We understand that it has been important for NYMEX's members and shareholders to participate in this process.  We are encouraged by the Exchange's continued financial success and the new equity valuation reflects that."

Under the revised terms of the proposed investment by GA in NYMEX:

  GA will invest $160 million for a 10% equity position in NYMEX, valuing NYMEX's equity at $1.6 billion post-investment.  GA's equity purchase will not include any trading rights.  The increase in valuation is based on the strong performance NYMEX has achieved in recent months, including record seat prices, record volume and a number of strategic initiatives that have positioned the Exchange for continued long-term prosperity.
  GA will also agree to invest an additional $10 million in the Exchange if NYMEX:

-  Holds the Special Meeting at which NYMEX shareholders will vote on the proposed transaction by March 15, 2006;

-  Completes an initial public offering at a $2 billion valuation or more by December 31, 2006; and

-  Holds its annual meeting to reduce the size of its Board of Directors to 15 members by May 1, 2006.

  The potential maximum size of GA's equity ownership stake in NYMEX has been changed from a maximum of a 10% equity stake pre-IPO and a 20% equity stake post-IPO to a maximum of a 20% equity stake for the entire five-year standstill period upon the closing of the transaction.  Prior to NYMEX's IPO, GA may not purchase shares from other NYMEX shareholders, except only if no other shareholder wants to purchase such shares -- i.e., transferring shareholders must first offer their shares to all non-GA shareholders before offering them to GA.
  The self-selection process for the reduced NYMEX Board envisioned by the original definitive agreement and the closing condition to the GA transaction of reducing the size of the Board from 25 members to 15 members have been eliminated.  There will be 25 Board members immediately following the closing of the transaction, including Bill Ford, who will fill the current vacancy on the Board.  These 25 Board members will serve until NYMEX's next annual meeting, which will be held no later than May 1, 2006.  At the May 1, 2006 annual meeting, the Board will be reduced to 15 members.  James E. Newsome, NYMEX President and, upon the closing of the GA transaction, also the Chief Executive Officer of NYMEX, and Mr. Ford will serve on the reduced 15-member Board.  The other 13 members will be elected by NYMEX's shareholders at the May 1, 2006 annual meeting.
  Each member of the reduced NYMEX Board will serve one-year terms (not the current three-year staggered terms), thereby enhancing the Board's accountability to NYMEX shareholders.

  NYMEX is obligated to hold its next annual meeting by May 1, 2006, which will be seven weeks after the closing of the GA transaction.  Any delay in this date will require both the approval of 75% of the total NYMEX shares outstanding and GA's consent, except if the delay is due to a force majeure event.
  The revised definitive agreement contains provisions to support and protect NYMEX's open outcry trading, including a requirement for the continued financial support for technology, marketing and research for open outcry.  These provisions also state that core futures and options contracts may not be eliminated without a vote of trading rights holders, as long as specified liquidity requirements are met.  If the Exchange ever terminates open outcry trading of a particular product, trading rights owners will receive a 10% royalty payment based upon the electronic trading of that product.  This royalty payment is limited to open outcry products for which the trading floor closes or for which 90% of the trading volume shifts to electronic trading.  Trading rights owners will not be entitled to any royalty payment or trading revenue from new products that have only traded electronically.
  The gross proceeds from GA's increased investment will be distributed to pre-closing NYMEX shareholders (not including GA) in the form of an extraordinary cash distribution of approximately $196,000 per share on a pre-split basis.  If GA invests an additional $10 million in NYMEX, this amount will be distributed to pre-closing NYMEX shareholders (not including GA) in the form of a special dividend of approximately $12,255 per share on a pre-split basis.

 All of the terms of the revised definitive agreement will be available to NYMEX shareholders and members in the definitive proxy statement related to the GA investment that NYMEX plans to file with the Securities and Exchange Commission (SEC) by February 10, 2006.  The definitive proxy, once it is filed, also will be mailed to all NYMEX shareholders, who will have the opportunity to vote on the GA transaction at a Special Meeting that NYMEX intends to hold by March 15, 2006.

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Forward Looking and Cautionary Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our ability to consummate the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the merger or the private placement of Series A Preferred Stock to General Atlantic, and our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate, in whole or in part, the proposed merger or the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection the merger or with the private placement, and our determination not, or difficulties, delays or unanticipated costs in our ability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

Statement Regarding Information That Will Become Available
Please note this is not intended to be a solicitation for proxy. In connection with the proposed private placement, NYMEX will file with the Securities and Exchange Commission and distribute to its stockholders a proxy statement. NYMEX's stockholders are urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. When these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to stockholders.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's stockholders in connection with the proposed private placement. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in the proposed private placement will be included in the proxy statement when it becomes available.